Exhibit 5.1

June 13, 2014

Minerva Neurosciences, Inc.
245 First Street

Suite 1800
Cambridge, MA 02142

RE:                           Minerva Neurosciences, Inc., Registration Statement on Form S-1 (Registration No. 333-195169)

Ladies and Gentlemen:

We have acted as counsel to Minerva Neurosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the proposed offering and sale of up to $75,272,724 of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, including shares that may be purchased by the underwriters pursuant to an option to purchase additional shares of Common Stock (the “Shares”).  The number of Shares shall include all shares of Common Stock registered in connection with the offering contemplated by the Registration Statement, including any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, at a price not less than the par value of the Common Stock and not less than a price per share at which the total number of Shares would exceed the total number of shares of Common Stock available under the Company’s Certificate of Incorporation, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and any post-effective amendment to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP